UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2011

American CareSource Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33094	20-0428568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5429 Lyndon B. Johnson Freeway, Suite 850
Dallas, Texas 75240
(Address of principal executive offices)

(972) 308-6830
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 21, 2011, American CareSource Holdings, Inc. (the “Company”) received a letter from The Nasdaq Stock Market stating that for 30 consecutive business days immediately preceding the date of the letter the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share (“Minimum Bid Price Requirement”) as required by Nasdaq Listing Rule 5550(a)(2).

The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.  Under the Nasdaq Listing Rules, if during the 180 calendar days following the date of the notification, the closing bid price of the Company’s stock is at or above $1.00 for a minimum of 10 consecutive business days (subject to extension in the discretion of Nasdaq staff), the Company will regain compliance with the Minimum Bid Price Requirement.

If the Company does not achieve compliance with the Minimum Bid Price Requirement within the required period, it will be afforded an additional 180 day compliance period, provided that on the 180th day of the first compliance period it meets the continued listing requirements for market value of publicly held shares and all other applicable standards for initial listing on the Nasdaq Capital Market (except for the Minimum Bid Price Requirement) and notifies Nasdaq of its intent to cure this deficiency.   If it appears to Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, its common stock will be subject to delisting.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement under the Nasdaq Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American CareSource Holdings, Inc.

Date:	By:	/s/ Matthew D. Thompson
September 27, 2011	Name:	Matthew D. Thompson
	Title:	Chief Financial Officer